Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 22, 2021, with respect to the consolidated financial statements and Schedule II-Valuation and Qualifying Accounts of The Mosaic Company, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Tampa, Florida

November 4, 2021